                                                               Exhibit 26(d)(12)

ACCIDENTAL DEATH BENEFIT AGREEMENT

This agreement is a part of the policy         (7)  travel or flight in, or
to which it is attached and is subject              descent from or with any
to all its terms and conditions. This               aircraft, if the
agreement is effective as of the date               insured is aboard that
shown on the policy data pages.                     aircraft for any purpose
                                                    other than that of being
WHAT DOES THIS AGREEMENT PROVIDE?                   transported as a passenger.
                                                    Among those not included as
This agreement provides the                         "passengers" are pilots,
accidental death benefit amount                     crew members, flight
shown on the policy data pages which                instructors, flight
will be paid to the beneficiary. Before             trainees, and persons
we can pay this amount we must                      operating or assisting in
receive proof satisfactory to us that               the operation of the
the insured died as the result of an                aircraft; or
accidental injury.
                                               (8)  war or any act of war, or
If the accidental injury which leads to             service in the military,
the insured's death is sustained while              naval or air forces of any
the insured was riding as a fare-                   country at war, declared or
paying passenger in an aircraft or                  undeclared, provided the
other public conveyance then being                  insured's accidental death
commercially operated by a licensed                 occurs while serving in such
common carrier to transport                         forces or within six months
passengers for hire, we will pay twice              after termination of service
the amount of the accidental death                  in such forces.
benefit shown on the policy data
pages.                                      We reserve the right to request an
                                            autopsy, at our expense, unless
WHAT DOES DEATH BY ACCIDENTAL               prohibited by law.
INJURY MEAN?
                                            WHAT IS THE COST FOR THIS AGREEMENT?
Death by accidental injury as used in
this agreement means that the               There is a monthly charge for this
insured's death results directly and        agreement shown on the policy data
independently of all other causes from      pages.
an accidental drowning or from an
accidental injury.                          IS THIS AGREEMENT SUBJECT TO THE
                                            INCONTESTABILITY AND SUICIDE
The accidental injury must occur while      PROVISIONS OF THE POLICY?
this agreement is in force. The
insured's death must also occur within      Yes. Those provisions apply to this
180 days after the date of the injury.      agreement. The contestable and
In no event will we pay the accidental      suicide periods will be measured
death benefit where the insured's           from the effective date of this
death results from, or is caused by,        agreement.
any of the following:
                                            If this agreement is issued at a
   (1)  suicide, whether sane or            date later than this policy, then
        insane; or                          this agreement will be contestable
                                            but only as to the evidence of
   (2)  the insured's commission of,        insurability which we required to
        or attempt to commit, a             issue this agreement.
        felony; or
                                            WILL THIS AGREEMENT INCREASE YOUR
   (3)  bodily or mental infirmity,         ACCUMULATION VALUES?
        illness or disease; or
                                            No. This agreement will not increase
   (4)  the result of the use of            the accumulation values of the
        alcohol or drugs and                fixed, indexed, or interim accounts
        associated mental health            of this policy.
        issues, medications, poisons,
        gases, fumes or other               WHEN WILL THIS AGREEMENT TERMINATE?
        substances taken, absorbed,
        inhaled, ingested or injected,      This agreement will terminate on the
        unless taken upon the advice        earliest of:
        of a licensed physician in the
        verifiable prescribed manner           (1)  the policy anniversary
        and dosage; or                              nearest the insured's 70th
                                                    birthday.
   (5)  the direct result of a motor
        vehicle collision or accident          (2)  the date this policy is
        where the insured is the                    surrendered or terminated;
        operator of the motor vehicle               or
        and his or her blood alcohol
        level meets or exceeds the             (3)  the date we receive your
        level at which intoxication is              written request to cancel
        defined in the state where the              this agreement; or
        collision or accident occurred,
        regardless of the outcome of           (4)  the date of the insured's
        any legal proceedings                       death.
        connected thereto; or
                                            Termination shall not prejudice the
   (6)  bacterial infection, other than     payment of benefit for any accident
        infection occurring                 that occurred while the form was in
        simultaneously with, and as a       force.
        result of, the accidental
        injury; or

ICC09-918U  Accidental Death Benefit Agreement  Minnesota Life Insurance Company

CAN THIS AGREEMENT BE REINSTATED?

Yes. This agreement can be
reinstated under the following
conditions:

   (1)  all of the reinstatement
        conditions stated in your
        policy have been satisfied;
        and

   (2)  we receive written request
        from you; and

   (3)  your written request is
        received prior to the
        anniversary nearest the
        insured's 70th birthday.

Dennis E. Prohofsky      Robert Senkler
     Secretary             President]